Exhibit 99.1

Powerfleet Reports Results for Second Quarter Fiscal 2027

●	Record revenue of $115.7 million, 4% sequential growth.

●	Agreed to terms for a device financing facility to support growth at scale.

●	Profit from operations increased to $1.4 million.

●	Strong momentum in On-Site, AI Video, and IoT & Connected Services.

●	Affirm guidance for FY2027.

WOODCLIFF LAKE, N.J., November 9, 2026 /PRNewswire/ - Powerfleet, Inc. (“Powerfleet” or the “Company”) (Nasdaq: AIOT), a global leader in the artificial intelligence of things (AIoT) software-as-a-service (SaaS) mobile asset industry, today reported its financial results for the second fiscal quarter ended September 30, 2026.

“Q2 results demonstrate disciplined execution against our plan, with record revenue of $115.7 million and sequential margin improvement,” said Steve Towe, CEO of Powerfleet. “Continued momentum across three differentiated growth engines - On-Site, AI Video, and IoT & Connected Services, combined with our major South African contract progressing ahead of our original expectations, reinforces that we are on track to deliver on our full-year objectives.”

“Services revenue grew 7% year-over-year, underscoring the strength of our services-led business,” said Paul Lalljie, President and Chief Financial Officer of Powerfleet. “The device financing facility is designed to fund our largest growth opportunity as it scales. We remain on track to deliver our full-year guidance and targeted exit run-rate of $495 million and 27% EBITDA margins heading into next fiscal year.”

Second Quarter Fiscal 2027 Financial Results

Results for the Second Quarter Fiscal 2027 Compared with the Second Quarter Fiscal 2026

●	Revenue increased 4% to $115.7 million, compared to $111.7 million.

●	Services revenue increased 7% to $95.2 million, compared to $89.3 million.

●	Services revenue mix was 82%, compared to 80%.

●	Gross margin was 53%, compared to 56%.

●	Net loss attributable to common stockholders was $6.9 million, compared to $4.3 million.

●	Adjusted EBITDA was $24.9 million, compared to $24.8 million.

Adjusted EBITDA is a non-GAAP financial measure. See the accompanying non-GAAP disclosures and reconciliations.

New Device Financing Facility

The Company has agreed in principle to enter into a device financing facility with Rand Merchant Bank (RMB) primarily to support deployment under its South African National Treasury contract. Under the proposed facility, RMB is expected to fund the upfront cost of devices and would be repaid from contracted customer payments over the life of the contract. The Company keeps the customer relationship and continues to provide and bill the service. The proposed facility is expected to support our hardware-as-a-service model, so rollout costs scale with customer demand rather than with the Company’s cash. The proposed facility remains subject to definitive documentation.

Product Innovation and Market Expansion

Powerfleet continues to expand its Unity platform capabilities through the introduction of new AI-powered solutions designed to extend customer value and address a broader range of connected assets.

●	Unity Foresight: Launching today, Unity Foresight is an AI predictive analytics solution designed to deliver enhanced operational insights, which the Company believes creates opportunities for incremental recurring revenue across On-Site and On-Road customer segments.

●	Unity Asset Intelligence: Also launching today, Unity Asset Intelligence extends Powerfleet’s capabilities beyond vehicles to include pallets, containers, equipment, and a broad range of powered and non-powered assets, opening new opportunities across asset-intensive industries, a total addressable market estimated at over 100 million assets and $30 billion of potential connected services.

Discussion of Second Fiscal Quarter Results

Results for the Second Quarter Fiscal 2027 Compared with the Second Quarter Fiscal 2026

Total revenue increased $4.0 million, or 4%, to $115.7 million from $111.7 million. Services revenue increased $5.9 million, or 7%, to $95.2 million. Product revenue decreased $1.8 million, or 8%, to $20.5 million.

Operating expense increased 4% to $60.5 million from $58.3 million. Selling, general and administrative expense increased to $55.7 million from $54.2 million, primarily reflecting a planned investment in selling and marketing, partially offset by lower general and administrative expense and depreciation and amortization reported in operating expense. Research and development expense increased to $4.8 million from $4.2 million.

Net interest expense decreased to $6.0 million from $6.7 million, while other expense increased to $1.8 million from $0.5 million.

Net loss attributable to common stockholders was $6.9 million, compared with $4.3 million.

Adjusted EBITDA increased to $24.9 million from $24.8 million.

A reconciliation of adjusted EBITDA to its most directly comparable GAAP measure, which is net loss attributable to common stockholders, is provided in Annex A.

Balance Sheet and Capital Resources

As of September 30, 2026, cash and cash equivalents, including restricted cash, totalled $29.8 million.

As of September 30, 2026, total debt was $291.4 million, and net debt, defined as total debt net of cash, cash equivalents, and restricted cash, was $261.6 million.

For the first six months of fiscal 2027, net cash provided by operating activities was $4.8 million, compared with $10.2 million in the prior-year period. Cash used in investing activities totalled $21.8 million, primarily reflecting capital expenditures of $12.6 million, driven largely by the upfront investment in devices to support the deployment ramp of the South African National Treasury contract, and capitalized software development costs of $9.6 million. Cash provided by financing activities was $4.5 million. The device investment is expected to be largely funded on a go-forward basis through the new RMB financing facility.

Financial Outlook

Powerfleet is affirming its revenue and adjusted EBITDA guidance for fiscal 2027, previously issued on August 10, 2026, which reflects the decision to forgo certain near-term revenue opportunities as we redirect capital and operating resources. Revenue is expected to range from $468 million to $473 million, representing approximately 6% year-over-year growth at the midpoint. Adjusted EBITDA is expected to range from $111 million to $114 million, representing approximately 24% at the midpoint. The Company also expects free cash flow of approximately $20 million, weighted-average shares outstanding to be approximately 136 million, interest expense of $27 million, and taxes of $10 million.

The Company expects revenue and profitability to strengthen in the second half of fiscal 2027, supported by continued services revenue growth, driven primarily by the anticipated contribution from the South African National Treasury deployment, momentum across our three strategic growth engines, and ongoing operational efficiencies. We continue to expect to exit fiscal 2027 at a Q4 annualized revenue run rate of approximately $495 million, with an adjusted EBITDA margin of approximately 27%.

Powerfleet provides guidance for adjusted EBITDA, adjusted EBITDA margin and free cash flow, which are non-GAAP financial measures. Powerfleet does not provide guidance for the most directly comparable GAAP financial measures or a reconciliation of each of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure because it is unable to predict, without unreasonable effort, the timing or amount of certain items that are included in the applicable GAAP financial measure but excluded from adjusted EBITDA, adjusted EBITDA margin and/or free cash flow. These items may include, among others, stock-based compensation, acquisition-related expenses, fair-value adjustments, restructuring charges and other non-recurring items. The variability of these items could have a significant impact on Powerfleet’s future GAAP financial results, and therefore, Powerfleet is unable to provide a reconciliation at this time.

INVESTOR CONFERENCE CALL AND BUSINESS UPDATE

Powerfleet management will hold a conference call on Monday, November 9, 2026, at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss results for the second fiscal quarter ended September 30, 2026, and provide a business update.

Date: Monday, November 9, 2026
Time: 8:30 a.m. Eastern time (5:30 a.m. Pacific time)
Toll Free: 888-506-0062
International: 973-528-0011
Participant Access Code: 906580

The conference call will be broadcast simultaneously and available for replay here. Additionally, both the webcast and accompanying slide presentation will be available via the investor section of Powerfleet’s website at ir.powerfleet.com.

USE OF NON-GAAP FINANCIAL MEASURES

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP measures of adjusted EBITDA, adjusted EBITDA margin, adjusted EBITDA gross margin, adjusted net income per share, adjusted EBITDA leverage ratio, free cash flow, net debt and adjusted net debt. Reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results. These non-GAAP measures are provided to enhance investors’ overall understanding of Powerfleet’s current financial performance. Specifically, Powerfleet believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses and fluctuations in currency rates that may not be indicative of its core operating results and business outlook. These non-GAAP measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to total revenues, net income, net income margin, gross margin, net income per share, net cash provided by operating activities or total debt as an indicator of operating performance or liquidity. Because Powerfleet’s method for calculating the non-GAAP measures may differ from other companies’ methods, the non-GAAP measures may not be comparable to similarly titled measures reported by other companies. A reconciliation of all non-GAAP financial measures included in this press release to the most directly comparable GAAP financial measures is provided in Annex A titled “Non-GAAP Financial Measures,” including a description of these non-GAAP financial measures and the reasons why management uses these measures.

Powerfleet also presents an illustrative annualized revenue run-rate metric based on the ARR currently under contract and assuming full deployment of the South African National Treasury contract. This illustrative metric is not prepared in accordance with GAAP, is not intended to represent fiscal 2027 revenue guidance or a forecast of future revenue and should not be considered a substitute for GAAP revenue.

ABOUT POWERFLEET

Powerfleet (Nasdaq: AIOT; JSE: PWR) is a global leader in the artificial intelligence of things (AIoT) software-as-a-service (SaaS) mobile asset industry. With extensive experience, Powerfleet unifies business operations through the ingestion, harmonization, and integration of data, irrespective of source, and delivers actionable insights to help companies save lives, time, and money. Powerfleet’s ethos transcends our data ecosystem and commitment to innovation; our people-centric approach empowers our customers to realize impactful and sustained business improvement. The Company is headquartered in New Jersey, United States, with offices around the globe. Explore more at www.powerfleet.com. Powerfleet has a primary listing on The Nasdaq Global Market and a secondary listing on the Main Board of the Johannesburg Stock Exchange (JSE).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of federal securities laws. Powerfleet’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements may be identified by words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions.

These forward-looking statements include, without limitation, our expectations with respect to our beliefs, plans, goals, objectives, expectations, anticipations, assumptions, estimates, intentions and future performance, as well as including our reaffirmed financial outlook and guidance for fiscal 2027, the proposed RMB device financing facility, including its expected completion, terms and benefits, the expected timing, scope and contribution of the South African National Treasury contract deployment, estimated addressable markets and expected revenue from new products, including Unity Foresight and Unity Asset Intelligence. Forward-looking statements involve significant known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. Most of these factors are outside our control and are difficult to predict. The risks and uncertainties referred to above include, but are not limited to, risks related to: (i) the possibility that we may not fully realize the anticipated benefits of our acquisitions and ongoing business transformation initiatives; (ii) significant losses, accumulated deficits and an inability to achieve or sustain profitability; (iii) future global economic, political and business conditions, including inflation, interest rate increases, foreign exchange instability, geopolitical conflicts, sanctions, export controls and the potential imposition of tariffs; (iv) the commercial, financial, reputational and regulatory risks to our business associated with operating across multiple geographies, including exposure to foreign exchange fluctuations and economic instability in certain emerging markets; (v) disruptions or constraints in our global supply chain or production processes, component availability or compatibility issues, performance issues or failures by subcontractors, and reliance on a limited number of suppliers for critical components and services, any of which could delay product deliveries, customer deployments or revenue recognition; (vi) the loss of any of our key customers, reductions in customer demand or purchasing levels, and reliance on third-party channel partner relationships, including telecommunication companies and regional distributors; (vii) our ability to successfully execute large-scale customer deployments and strategic contracts, including the timing and pace of installations, availability of necessary hardware and resources, customer implementation requirements and the timing of associated revenue recognition, and increased reliance on significant customer programs to achieve our anticipated growth; (viii) changes in technology, products and customer expectations, which may be more rapid, costly or difficult to address, or less effective, than anticipated; (ix) risks associated with the deployment and use of artificial intelligence and machine learning technologies, including operational, legal, regulatory and reputational risks arising from their development, use or outputs; (x) potential breaches, disruptions or failures of our information technology systems, including risks that could impair operations, customer access to services, or vendor and customer relationships; (xi) our inability to adequately protect our intellectual property rights or defend against third-party intellectual property claims; (xii) our ability to achieve our financial outlook, anticipated growth, profitability and cash flow objectives, including risks associated with the timing of customer deployments, revenue recognition, changes in revenue mix and realization of anticipated operating leverage; (xiii) our level of indebtedness, debt service obligations, availability of liquidity, compliance with the terms of our financing arrangements, and our ability to obtain additional capital on acceptable terms when required; and (xiv) such other factors as are set forth in the periodic reports filed by us with the Securities and Exchange Commission (SEC), including but not limited to those described under the heading “Risk Factors” in our annual reports on Form 10-K, quarterly reports on Form 10-Q and any other filings made with the SEC from time to time, which are available via the SEC’s website at http://www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

The forward-looking statements included in this press release are made only as of the date of this press release, and except as otherwise required by applicable securities law, we assume no obligation, nor do we intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Powerfleet Investor Contacts

Carolyn Capaccio and Jody Burfening

Alliance Advisors IR
AIOTIRTeam@allianceadvisors.com

Powerfleet Media Contact

Jonathan Bates
jonathan.bates@powerfleet.com

POWERFLEET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Products	$20,526	$22,370	$37,006	$40,027
Services	95,197	89,309	189,510	175,773
Total revenues	115,723	111,679	226,516	215,800

Cost of revenues:
Cost of products	14,711	15,318	27,681	28,546
Cost of services	39,186	33,772	75,848	68,184
Total cost of revenues	53,897	49,090	103,529	96,730

Gross profit	61,826	62,589	122,987	119,070

Operating expenses:
Selling, general and administrative expenses	55,705	54,151	112,236	107,814
Research and development expenses	4,766	4,194	9,126	9,051
Total operating expenses	60,471	58,345	121,362	116,865

Profit from operations	1,355	4,244	1,625	2,205

Interest income	246	262	480	458
Interest expense	(6,197)	(6,977)	(13,180)	(13,763)
Other expense	(1,813)	(546)	(2,218)	(1,789)

Net loss before income taxes	(6,409)	(3,017)	(13,293)	(12,889)

Income tax expense	(402)	(1,271)	(1,775)	(1,633)

Net loss	(6,811)	(4,288)	(15,068)	(14,522)
Non-controlling interest	(39)	—	(222)	—

Net loss attributable to common stockholders	$(6,850)	$(4,288)	$(15,290)	$(14,522)

Net loss per share attributable to common stockholders - basic and diluted	$(0.05)	$(0.03)	$(0.11)	$(0.11)

Weighted-average common shares outstanding - basic and diluted	134,444	133,676	134,307	133,510

POWERFLEET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2026	March 31, 2026
ASSETS
Current assets:
Cash and cash equivalents	$26,816	$36,496
Restricted cash	3,009	4,322
Accounts receivable, net	97,397	93,820
Inventory, net	24,579	22,448
Prepaid expenses and other current assets	24,760	22,094
Total current assets	176,561	179,180
Fixed assets, net	67,655	62,398
Goodwill	425,659	411,995
Intangible assets, net	249,523	255,518
Right-of-use asset	15,071	15,893
Severance payable fund	4,823	4,445
Deferred tax asset	3,399	4,537
Other assets	22,810	21,599
Total assets	$965,501	$955,565

LIABILITIES
Current liabilities:
Short-term bank debt and current maturities of long-term debt	$64,286	$50,355
Accounts payable	50,008	46,353
Accrued expenses and other current liabilities	36,073	37,699
Deferred revenue - current	18,716	20,159
Lease liability - current	3,570	3,386
Total current liabilities	172,653	157,952
Long-term debt - less current maturities	227,168	229,669
Deferred revenue - less current portion	3,147	4,005
Lease liability - less current portion	12,561	13,505
Accrued severance payable	6,051	5,666
Deferred tax liability	57,368	60,063
Other long-term liabilities	2,605	3,090
Total liabilities	481,553	473,950

REDEEMABLE NON-CONTROLLING INTERESTS
Redeemable non-controlling interests	6,231	6,009

STOCKHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	1,343	1,343
Additional paid-in capital	687,418	682,344
Accumulated deficit	(241,625)	(226,335)
Accumulated other comprehensive income	42,257	29,660
Treasury stock	(11,518)	(11,518)

Total Powerfleet, Inc. stockholders’ equity	477,875	475,494
Non-controlling interest	(158)	112
Total equity	477,717	475,606

Total liabilities, redeemable non-controlling interests and stockholders’ equity	$965,501	$955,565

POWERFLEET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended September 30,
	2026	2025
Cash flows from operating activities
Net loss	$(15,290)	$(14,522)
Adjustments to reconcile net loss to cash provided by operating activities:
Non-controlling interest	222	—
Inventory reserve	851	1,182
Stock-based compensation expense	5,107	4,447
Depreciation and amortization	33,496	31,824
Right-of-use assets, non-cash lease expense	2,278	627
Derivative mark-to-market adjustment	274	(786)
Bad debts expense	4,572	4,378
Deferred income taxes	(3,863)	(1,864)
Lease termination and modification losses	—	91
Other non-cash items	2,154	1,564
Changes in operating assets and liabilities:
Accounts receivable	(8,563)	(7,562)
Inventories	(2,781)	(4,763)
Prepaid expenses and other current assets	(2,180)	(984)
Deferred costs	(5,561)	(4,718)
Deferred revenue	(2,550)	(612)
Accounts payable, accrued expenses and other current liabilities	(1,439)	2,524
Lease liabilities	(1,894)	(964)
Accrued severance payable	6	381

Net cash provided by operating activities	4,839	10,243

Cash flows from investing activities
Acquisition, net of cash assumed	425	45
Proceeds from sale of fixed assets	—	18
Capitalized software development costs	(9,588)	(11,491)
Capital expenditures	(12,615)	(12,452)

Net cash used in investing activities	(21,778)	(23,880)

Cash flows from financing activities
Repayment of long-term debt	(3,327)	(2,710)
Short-term bank debt, net	7,963	(617)
Acquisition of non-controlling interest	(179)	—

Net cash provided by (used in) financing activities	4,457	(3,327)

Effect of foreign exchange rate changes on cash and cash equivalents	1,489	657
Net decrease in cash and cash equivalents, and restricted cash	(10,993)	(16,307)
Cash and cash equivalents, and restricted cash at beginning of the period	40,818	48,788

Cash and cash equivalents, and restricted cash at end of the period	$29,825	$32,481

Reconciliation of cash and cash equivalents, and restricted cash, at beginning of the period
Cash and cash equivalents	36,496	44,392
Restricted cash	4,322	4,396
Cash, cash equivalents, and restricted cash, at beginning of the period	$40,818	$48,788

Reconciliation of cash and cash equivalents, and restricted cash, at end of the period
Cash and cash equivalents	26,816	27,898
Restricted cash	3,009	4,583
Cash and cash equivalents, and restricted cash, at end of the period	$29,825	$32,481

Supplemental disclosure of cash flow information:
Cash paid for:
Taxes	$3,679	$2,914
Interest	$12,101	$12,192

Annex A: Non-GAAP Financial Measures

In order to assist readers of our consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of organic revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net income/loss per share, adjusted EBITDA gross profit margin, adjusted EBITDA products gross profit margin, adjusted EBITDA services gross profit margin, non-GAAP selling, general and administrative expense ratios, adjusted operating expenses, free cash flow, net debt and adjusted net debt, and adjusted net debt to adjusted EBITDA ratio as supplemental measures of our operating performance. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe organic revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net income/loss per share, adjusted EBITDA gross profit margin, adjusted EBITDA products gross profit margin, adjusted EBITDA services gross profit margin, non-GAAP selling, general and administrative expense ratios, adjusted operating expenses, free cash flow, net debt and adjusted net debt, and adjusted net debt to adjusted EBITDA ratio, are relevant and provide useful information frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business.

Organic revenue growth represents the year-over-year percentage change in revenue, excluding the impact of acquisitions. We believe organic revenue growth provides insight into the underlying performance of the Company’s existing operations by removing the effects of changes in the scope of consolidation. Adjusted EBITDA is equal to net loss attributable to common stockholders, excluding non-controlling interest, interest expense (net), other expense/income (net), income tax expense, depreciation and amortization, stock-based compensation, foreign currency losses, restructuring-related and one-time benefits expenses, derivative mark-to-market adjustment, acquisition-related expenses, integration-related expenses and litigation-related expenses. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, stock-based compensation and other items that might otherwise make comparisons of our ongoing business with prior periods more difficult and obscure trends in ongoing operations. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. Adjusted net income/loss is equal to net loss excluding incremental intangible assets amortization expense as a result of business combinations, stock-based compensation (non-recurring/accelerated cost), foreign currency losses, restructuring-related and one-time benefits expenses, derivative mark-to-market adjustment, acquisition-related expenses, integration-related expenses, litigation-related expenses and inventory rationalization and other, net of tax. We define adjusted net income/loss per share as adjusted net income/loss divided by the weighted-average number of shares outstanding during the period. We believe adjusted net income/loss provides additional means of evaluating period-over-period operating performance by eliminating certain non-cash expenses and other items that might otherwise make comparisons of our ongoing business with prior periods more difficult and obscure trends in ongoing operations. We define adjusted EBITDA gross profit as gross profit excluding inventory rationalization and other and depreciation and amortization, and adjusted EBITDA gross profit margin as adjusted EBITDA gross profit as a percentage of revenues. Our adjusted EBITDA gross profit is a measure used by management in evaluating the business’s current operating performance by excluding the impact of prior historical costs of assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. We define non-GAAP selling, general and administrative expense ratios as selling, general and administrative expenses adjusted for restructuring-related and one-time benefits expenses, acquisition-related expenses, integration-related expenses, litigation-related expenses, depreciation and amortization, and stock-based compensation, and expressed as a percentage of total revenues. We define adjusted operating expenses as total operating expenses adjusted for acquisition-related expenses, integration-related expenses, restructuring-related and one-time benefits expenses and litigation-related expenses. We present non-GAAP selling, general and administrative expense ratios and adjusted operating expenses to provide a clearer view of our operating cost structure by excluding items that are not directly tied to ongoing business operations. Free cash flow is equal to net cash provided by operating activities, excluding proceeds from the sale of fixed assets, capitalized software development costs and capital expenditures. We present free cash flow because we believe it provides useful information to investors and others in understanding and evaluating the Company’s cash flows by providing detail of the amount of cash the Company generates or utilizes after accounting for all capital expenditures as well as costs that do not relate to our core business operations. We define adjusted net debt as total debt less cash, cash equivalents, and restricted cash, resulting in net debt less unsettled transaction costs. Adjusted net debt to adjusted EBITDA ratio is calculated as adjusted net debt divided by adjusted EBITDA for the trailing 12-month period. We present adjusted net debt and adjusted net debt to adjusted EBITDA ratio to help investors and others better understand our true leverage position and financial flexibility. Unsettled transaction costs – often related to acquisitions, integrations, or financing activities – can temporarily inflate net debt figures and obscure comparability across periods.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income/loss per share, adjusted EBITDA gross profit margin, adjusted EBITDA products gross profit margin, adjusted EBITDA services gross profit margin, non-GAAP selling, general and administrative expense ratios, adjusted operating expenses, free cash flow, net debt and adjusted net debt, and adjusted net debt to adjusted EBITDA ratio are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with U.S. GAAP. The way we measure adjusted EBITDA, adjusted EBITDA margin, adjusted net income/loss per share, adjusted EBITDA gross profit margin, adjusted EBITDA products gross profit margin, adjusted EBITDA services gross profit margin, non-GAAP selling, general and administrative expense ratios, adjusted operating expenses, free cash flow, net debt and adjusted net debt, and adjusted net debt to adjusted EBITDA ratio, may not be comparable to similarly titled measures presented by other companies.

A reconciliation of net loss attributable to common stockholders (the most directly comparable financial measure presented in accordance with GAAP) to adjusted EBITDA for the periods shown is presented below (in thousands and unaudited):

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Net loss attributable to common stockholders	$(6,850)	$(4,288)	$(15,290)	$(14,522)
Non-controlling interest	39	—	222	—
Interest expense, net	5,951	6,715	12,700	13,305
Other expense (income), net	255	(52)	281	(29)
Income tax expense	402	1,271	1,775	1,633
Depreciation and amortization	17,289	15,793	33,496	31,824
Stock-based compensation	2,000	2,594	5,107	4,447
Foreign currency losses	66	1,562	1,402	2,723
Restructuring-related and one-time benefits expenses	3,603	1,137	4,641	3,579
Derivative mark-to-market adjustment	1,193	(890)	274	(786)
Acquisition-related expenses	60	57	288	1,187
Integration-related expenses	602	878	1,242	1,553
Litigation-related expenses	304	—	304	—
Adjusted EBITDA	$24,914	$24,777	$46,442	$44,914
Net loss margin	(5.9)%	(3.8)%	(6.7)%	(6.7)%
Adjusted EBITDA margin	21.5%	22.2%	20.5%	20.8%

The following table (in thousands, except per share data, and unaudited) reconciles net loss to adjusted net income for the periods shown:

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Net loss attributable to common stockholders	$(6,850)	$(4,288)	$(15,290)	$(14,522)
Incremental intangible assets amortization expense as a result of business combinations	7,297	5,807	13,428	11,637
Foreign currency losses	66	1,562	1,402	2,723
Restructuring-related and one-time benefits expenses	3,603	1,137	4,641	3,579
Derivative mark-to-market adjustment	1,193	(890)	274	(786)
Acquisition-related expenses	60	57	288	1,187
Integration-related expenses	602	878	1,242	1,553
Litigation-related expenses	304	—	304	—
Inventory rationalization and other	—	—	—	415
Income tax effect of adjustments	(1,512)	(2,203)	(3,216)	(2,765)
Adjusted net income	$4,763	$2,060	$3,073	$3,021

Weighted average shares outstanding	134,444	133,676	134,307	133,510

Net loss per share - basic	$(0.05)	$(0.03)	$(0.11)	$(0.11)
Adjusted net income per share - basic	$0.04	$0.02	$0.02	$0.02

The following table (in thousands and unaudited) reconciles gross profit margins to adjusted EBITDA gross profit margins for the periods shown:

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Products:
Product revenues	$20,526	$22,370	$37,006	$40,027
Cost of products	14,711	15,318	27,681	28,546
Products gross profit	$5,815	$7,052	$9,325	$11,481

Adjusted EBITDA products gross profit	$5,815	$7,052	$9,325	$11,481

Products gross profit margin	28.3%	31.5%	25.2%	28.7%
Adjusted EBITDA products gross profit margin	28.3%	31.5%	25.2%	28.7%

Services:
Services revenues	$95,197	$89,309	$189,510	$175,773
Cost of services	39,186	33,772	75,848	68,184
Services gross profit	$56,011	$55,537	$113,662	$107,589

Depreciation and amortization	$15,337	$13,562	$29,262	$26,803

Adjusted EBITDA services gross profit	$71,348	$69,099	$142,924	$134,392

Services gross profit margin	58.8%	62.2%	60.0%	61.2%
Adjusted EBITDA services gross profit margin	74.9%	77.4%	75.4%	76.5%

Total:
Total revenues	$115,723	$111,679	$226,516	$215,800
Total cost of revenues	53,897	49,090	103,529	96,730
Total gross profit	$61,826	$62,589	$122,987	$119,070

Depreciation and amortization	$15,337	$13,562	$29,262	$26,803

Adjusted EBITDA gross profit	$77,163	$76,151	$152,249	$145,873

Gross profit margin	53.4%	56.0%	54.3%	55.2%
Adjusted EBITDA gross profit margin	66.7%	68.2%	67.2%	67.6%

The following table (in thousands and unaudited) reconciles selling, general and administrative (“SG&A”) expenses to non-GAAP SG&A expenses for the periods shown:

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Total revenues	$115,723	$111,679	$226,516	$215,800

Selling, general and administrative expenses
Selling, general and administrative expenses	55,705	54,151	112,236	107,814
Restructuring-related and one-time benefits expenses	(3,603)	(1,137)	(4,641)	(3,579)
Acquisition-related expenses	(60)	(57)	(288)	(1,187)
Integration-related expenses	(602)	(878)	(1,242)	(1,553)
Litigation-related expenses	(304)	—	(304)	—
Depreciation and amortization	(1,952)	(2,231)	(4,234)	(5,021)
Stock-based compensation	(2,000)	(2,594)	(5,107)	(4,447)
Non-GAAP selling, general and administrative expenses	47,184	47,254	96,420	92,027

Non-GAAP sales and marketing expenses	21,517	19,721	43,560	37,679
Non-GAAP general and administrative expenses	25,667	27,533	52,860	54,348
Non-GAAP selling, general and administrative expenses	$47,184	$47,254	$96,420	$92,027

Non-GAAP sales and marketing expenses as a percentage of total revenue	18.6%	17.7%	19.2%	17.5%
Non-GAAP general and administrative expenses as a percentage of total revenue	22.2%	24.7%	23.3%	25.2%

Research and development expenses
Research and development incurred	$9,838	$8,934	$19,121	$17,493
Research and development capitalized	(5,072)	(4,740)	(9,995)	(8,442)
Research and development expenses	$4,766	$4,194	$9,126	$9,051

Research and development incurred as a percentage of total revenues	8.5%	8.0%	8.4%	8.1%
Research and development expenses as a percentage of total revenues	4.1%	3.8%	4.0%	4.2%

The following table (in thousands and unaudited) reconciles total operating expenses to adjusted operating expenses for the periods shown:

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
Total operating expenses	$60,471	$58,345	$121,362	$116,865
Adjusted for:
Acquisition-related expenses	60	57	288	1,187
Integration-related expenses	602	878	1,242	1,553
Restructuring-related and one-time benefits expenses	3,603	1,137	4,641	3,579
Litigation-related expenses	304	—	304	—
	4,569	2,072	6,475	6,319

Adjusted operating expenses	$55,902	$56,273	$114,887	$110,546

The following table (in thousands and unaudited) reconciles net cash provided by operating activities to free cash flow for the periods shown:

	Six Months Ended September 30,
	2026	2025
Net cash provided by operating activities	$4,839	$10,243
Plus: Proceeds from sale of fixed assets	—	18
Less: Capitalized software development costs	(9,588)	(11,491)
Less: Capital expenditures	(12,615)	(12,452)
Free cash flow	$(17,364)	$(13,682)

The following table (in thousands and unaudited) reconciles total debt to adjusted net debt for the periods shown:

	September 30, 2026	March 31, 2026
Total debt	$291,454	$280,024
Less: Cash, cash equivalents, and restricted cash	(29,825)	(40,818)
Net debt	261,629	239,206
Unsettled transaction costs	—	—
Adjusted net debt	$261,629	$239,206

12-month trailing adjusted EBITDA	$98,560	$97,032
Adjusted net debt to adjusted EBITDA ratio	2.65	2.47